Exhibit 99.1

OpGen Reports Second Quarter Financial Results and Provides Business Update

Conference call begins at 4:30 p.m. Eastern time today

GAITHERSBURG, Md. (August 13, 2015) – OpGen, Inc. (NASDAQ: OPGN), an early commercial-stage molecular testing and bioinformatics company, today reported financial results for the three and six months ended June 30, 2015. Highlights of the second quarter of 2015 and recent weeks include:

•	Acquisition of AdvanDx, Inc., a market leader in rapid molecular testing for microorganism identification
•	Completion of a $6 million financing with Merck Global Health Innovation Fund, LLC (Merck GHI)
•	Expansion and renewal of a strategic development agreement with Fluidigm Corporation for multi-drug resistance testing kits and equipment

Financial Results

Total revenue for the second quarter of 2015 was $0.4 million, compared with $1.1 million for the second quarter of 2014. The decline reflects the Company’s previously announced strategic shift to providing rapid molecular testing and bioinformatics to combat multi-drug resistant organisms (MDROs).

Total operating expenses for the second quarter of 2015 were $3.4 million, compared with $2.5 million in the second quarter of 2014. In the second quarter of 2015 the Company had total other expenses of $2.3 million, which consisted primarily of a one-time non-cash expense for interest expense of $1.6 million related to the conversion of convertible notes in May 2015 and a change in the fair value of derivative financial instruments of $0.7 million.

The net loss for the second quarter of 2015 was $5.4 million, compared with a net loss for the second quarter of 2014 of $1.5 million. Net loss attributable to common stockholders for the second quarter of 2015 was $5.4 million, or $0.84 per share, compared with a net loss attributable to common stockholders for the second quarter of 2014 of $1.6 million, or $4.49 per share.

Total revenue for the six months ended June 30, 2015 was $0.8 million, compared with $2.2 million for the same period of 2014. The decline reflects the shift from the Company’s legacy products to its focus on its Acuitas® MDRO tests. Net loss was $8.0 million for the first half of 2015, compared with a net loss of $2.7 million for the first half of 2014. Net loss attributable to common stockholders was $8.2 million for the six months ended June 30, 2015, or $2.35 per share, compared with a net loss attributable to common stockholders of $2.9 million for the six months ended June 30, 2014, or $8.11 per share.

The Company had cash and cash equivalents of $10.2 million as of June 30, 2015, compared with $0.7 million as of December 31, 2014. Subsequent to the close of the second quarter, on July 14, 2015, the Company completed a $6.0 million financing in which it entered into a Purchase Agreement with Merck GHI, pursuant to which Merck GHI purchased 1,136,364 shares of common stock of the Company at a price of $4.40 per share, and the Company issued to Merck GHI a Senior Secured Promissory Note in the principal amount of $1.0 million with a two-year maturity date from the date of issuance.

Management Commentary

“During the second quarter we continued building the foundation to support the growth we expect to realize in 2016, including launching and adding products, hiring management and sales staff and entering into strategic agreements,” said Evan Jones, the Company’s chairman and chief executive officer. “In July we acquired AdvanDx, a developer of advanced molecular diagnostic products. The acquisition provides OpGen with a family of FDA-approved and CE-marked rapid molecular tests for use with our Acuitas® MDRO Gene tests and bioinformatics for multi-drug resistant organisms. The combined company has an expanded revenue and customer base with rapid testing capabilities to complement our MDRO gene tests.

“Subsequent to the quarter close, we completed a $6 million financing by Merck GHI. The investment by Merck GHI will help further develop our molecular information business and rapid diagnostics to guide antibiotic therapy. In connection with the financing, David M. Rubin, Ph.D., Managing Director of Merck GHI, was appointed to OpGen's board of directors.”

Mr. Jones added, “In June we renewed and expanded our strategic agreement with Fluidigm, which includes collaborating on the development of test kits and custom analytic instruments for identification, screening and surveillance testing of MDRO genes of pathogens. In conjunction with Fluidigm, we plan to customize solutions for our CLIA lab customers, strategic partners and testing laboratories globally. We are very excited to move forward with this expanded and valuable relationship,” Mr. Jones concluded.

Commenting on second quarter financial results, Tim Dec, the Company’s chief financial officer, said, “Our financial results were as expected given our change in focus to providing diagnostic solutions for the serious problem of multi-drug resistant organisms in hospitals. We are early in our product launch and expect to record year-over-year revenue declines for the rest of 2015. However, we expect to begin recording revenue growth in 2016 as our sales efforts are realized. In addition, our expenses reflect the increased investments in both infrastructure and human capital to support our planned growth.”

Conference Call and Webcast

OpGen management will host a conference call to discuss second quarter financial results and answer questions today at 4:30 p.m. Eastern time.

To access the conference call, U.S.-based participants should dial (888) 883-4599 and international participants should dial (484) 653-6821. All participants should provide the following passcode: 99480546. Following the conclusion of the conference call, a replay will be available through August 19, 2015 and can be accessed by dialing (855) 859-2056 from within the U.S. or (404) 537-3406 from outside the U.S. All listeners should provide passcode 99480546. Individuals interested in listening to the live conference call via the Internet may do so by logging on to the Investor Relations portion of the Company’s website at www.opgen.com.

About MDROs

Multi-drug resistant organisms (MDROs) are common bacteria that have developed resistance to multiple classes of antibiotics. They are a leading cause of hospital-acquired infections and are associated with an increase in morbidity and mortality. Each year, more than 2 million Americans acquire infections that are resistant to antibiotics and every year in the U.S., about 23,000 people die from them. The cost of treating these infections is estimated to be between $20 billion to $35 billion. Asymptomatic carriers are at a higher risk of an MDRO infection and become reservoirs for transmission to other patients in health care systems if not accurately identified early. Since there are many types of antibiotic-resistant organisms, and the way they cause disease is dictated by their genetics, knowing the exact genetic profile of these organisms is a key step to preventing their ability to infect.

About OpGen

OpGen, Inc. is an early commercial-stage company using molecular testing and bioinformatics to assist healthcare providers in combating multi-drug resistant bacterial infections. The company’s products and services are designed to enable the rapid identification and treatment of hospital patients who are colonized or infected with life-threatening MDROs. The company’s products include the Acuitas MDRO Gene Test, the Resistome Test, microbial whole genome sequencing, and the Acuitas Lighthouse MDRO Management System. Its July 2015 acquisition of AdvanDx brought a suite of diagnostics for rapid molecular testing of positive blood cultures designed to assure appropriate antibiotic therapy for patients with bloodstream infections. Learn more at www.opgen.com.

Forward-Looking Statements

This press release includes statements relating to the company's Acuitas MDRO Gene Test and Acuitas Lighthouse MDRO Management System and commercialization plans for these products and services. These statements and other statements regarding our future plans and goals constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties that are often difficult to predict, are beyond our control, and which may cause results to differ materially from expectations. Factors that could cause our results to differ materially from those described include, but are not limited to, the rate of adoption of our products and services by hospitals, the success of our commercialization efforts, the effect on our business of existing and new regulatory requirements, and other economic and competitive factors. For a discussion of the most significant risks and uncertainties associated with OpGen's business, please review our filings with the Securities and Exchange Commission (SEC). You are cautioned not to place undue reliance on these forward-looking statements, which are based on our expectations as of the date of this press release and speak only as of the date of this press release. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:

OpGen

Michael Farmer

Director, Marketing

(240) 813-1284

mfarmer@opgen.com

InvestorRelations@opgen.com

Investors

LHA

Kim Sutton Golodetz

(212) 838-3777

kgolodetz@lhai.com

or

Bruce Voss

(310) 691-7100

bvoss@lhai.com

Media

Lisa Guiterman

(301) 217-9353

lisa.guiterman@gmail.com

(Tables to follow)

OpGen, Inc.
Condensed Statements of Operations
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

Revenue
Product sales	$319,171	$272,538	$503,350	$572,713
Laboratory services	28,195	121,899	63,436	291,149
Collaborations revenue	27,780	677,780	280,560	1,305,560
Total revenue	375,146	1,072,217	847,346	2,169,422

Operating expenses
Cost of products sold	48,231	65,102	163,620	201,209
Cost of services	54,794	140,302	150,224	238,220
Research and development	999,699	1,247,077	2,108,301	2,199,868
General and administrative	1,420,219	523,120	2,079,611	1,078,073
Sales and marketing	905,767	546,581	1,929,796	1,094,053
Total operating expenses	3,428,710	2,522,182	6,431,552	4,811,423

Operating loss	(3,053,564)	(1,449,965)	(5,584,206)	(2,642,001)

Other income (expense)
Interest income	7,127	46	7,162	83
Interest expense	(1,632,974)	(6,935)	(1,729,371)	(15,137)
Change in fair value of derivative financial instruments	(679,173)	-	(647,342)	-
Total other income (expense)	(2,305,020)	(6,889)	(2,369,551)	(15,054)

Net loss	(5,358,584)	(1,456,854)	(7,953,757)	(2,657,055)

Preferred stock dividends	(72,767)	(172,738)	(244,508)	(283,553)
Net loss available to common stockholders	$(5,431,351)	$(1,629,592)	$(8,198,265)	$(2,940,608)

Net loss per common share - basic and diluted	$(0.84)	$(4.49)	$(2.35)	$(8.11)
Weighted average shares outstanding - basic and diluted	6,449,108	362,537	3,487,734	362,537

OpGen, Inc.
Condensed Balance Sheets
(unaudited)

	June 30, 2015	December 31, 2014
Assets
Current assets
Cash and cash equivalents	$10,215,809	$749,517
Accounts receivable, net	214,043	503,983
Inventory, net	347,463	369,742
Prepaid expenses and other current assets	490,201	90,233
Total current assets	11,267,516	1,713,475

Property and equipment, net	483,147	587,956
Deferred IPO issuance costs	-	296,041
Other noncurrent assets	46,380	57,459
Total assets	$11,797,043	$2,654,931

Liabilities, Redeemable Preferred Stock and Stockholders' Deficit
Current liabilities
Accounts payable	$1,115,859	$1,160,081
Accrued compensation and benefits	702,692	423,099
Accrued liabilities	583,851	993,657
Deferred revenue	234,508	339,171
Short term notes payable	2,500	1,505,000
Current maturities of long-term capital lease obligation	118,579	100,499
Short-term convertible notes, net of discounts	-	1,500,000
Total current liabilities	2,757,989	6,021,507

Long-term capital lease obligations and other noncurrent liabilities	210,758	134,149
Total liabilities	2,968,747	6,155,656

Commitments and contingencies (Note 10)

Redeemable convertible preferred stock
Series A redeemable convertible preferred stock, $.01 par value; 6,000,000 shares authorized; 3,999,864 shares issued and outstanding at December 31, 2014 (none at June 30, 2015); aggregate liquidation preference of $7,999,728 at December 31, 2014 (none at June 30, 2015)	-	4,564,899
Total redeemable convertible preferred stock	-	4,564,899

Stockholders' equtiy (deficit)
Common stock, $.01 par value; 200,000,000 shares authorized; 10,719,272 and 493,178 shares issued and outstanding at June 30, 2015 and December 31, 2014, respectively	107,193	4,932
Additional paid-in capital	113,447,153	88,701,737
Accumulated deficit	(104,726,050)	(96,772,293)
Total stockholders' equity (deficit)	8,828,296	(8,065,624)

Total liabilities, redeemable preferred stock and stockholders' equity (deficit)	$11,797,043	$2,654,931

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